For Further Information
Michele Lopiccolo, Vice President, Investor Relations
Phone 504/576-4879, Fax - 2897
 mlopicc@entergy.com

INVESTOR NEWS

May 19, 2005

Louisiana Public Service Commission Approves Entergy Louisiana Settlement

Entergy Corporation today announced that the Louisiana Public Service Commission (LPSC) approved a revised settlement in connection with a rate application filed by Entergy Louisiana, Inc. (ELI) in January 2004. The settlement calls for no immediate change in base rates, implements a Formula Rate Plan (FRP) and requires a compliance filing in 30 days to confirm the rate effect of the Waterford 3 Life Extension Accounting.

The settlement resolves the rate request filed by ELI in which the company sought a base rate increase of $167 million. A joint motion for a contested settlement was filed by ELI and the LPSC Staff in March 2005. Following a hearing and an Administrative Law Judge recommendation, the LPSC considered and approved a settlement at its May meeting. A reconciliation of key provisions of the impact on base rates proposed in the original rate request compared to the impact included in the approved settlement is reflected below:

Description	Change in Base Rates ($ in millions)
ELI Rate Case Request	$167
Waterford 3 Life Extension Accounting	(39)
Perryville/2 Supply Plan Contracts	(65)
ROE: 10.25% + 80 bps vs. 11.4%	(24)
Other	(39)
Approved Settlement - No Change in Base Rates	$ 0

While the approved settlement reflects no change in base rates, Entergy's earnings are expected to increase by approximately $0.08 per share on a full year basis, because life extension accounting reduces the rate request without any ongoing negative impact on earnings.

An additional $0.04 of earnings per share on a full year basis is expected when the Perryville transaction closes, which is projected for mid-year 2005. The $0.04 earnings per share contribution results from a combination of a separate ELI base rate increase for nearly $7 million and the sale of 75% of the capacity and energy from the Perryville facility to Entergy Gulf States, Inc. In addition, the LPSC has agreed to provide for rate recovery of the two supply plan contracts, once approved by the commission, through the recovery provision for new capacity in the FRP.

Details of the FRP approved as part of the rate settlement include:

  return on equity midpoint of 10.25 percent with a bandwidth of 80 basis points;
  sharing mechanism for over- or under-earnings outside the bandwidth, 60 percent customer, 40 percent company;
  recovery provision for new capacity purchases;
  initial filing in May 2006 with a 2005 test year, with rates effective September 2006; and
  FRP would be in effect for three years and may be extended by mutual agreement of the LPSC and ELI.

Entergy confirmed that the impact of the settlement in 2005, along with the earnings effect of a mid-year Perryville close, is consistent with the company's current 2005 earnings guidance which is assumed to be in the lower end of the range of $4.60 to $4.85.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Entergy has annual revenues of over $10 billion and approximately 14,000 employees.

Entergy's online address is www.entergy.com

In this release and from time to time, Entergy makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors include, but are not limited to: resolution of pending and future rate cases and other proceedings at local and federal regulatory agencies, Entergy's ability to manage its operation and maintenance costs, the performance of Entergy's generating plants, and particularly the capacity factor at its nuclear generating facilities, prices for power generated by Entergy's unregulated generating facilities, and the prices and availability of power Entergy must purchase for its utility customers, uncertainty regarding establishment of permanent sites for spent nuclear fuel storage and disposal, Entergy's ability to develop and execute on a point of view regarding prices of electricity, natural gas, and other energy-related commodities, changes in the financial markets, particularly those affecting the availability of capital and Entergy's ability to refinance existing debt, execute its share repurchase program, and fund investments and acquisitions, actions of rating agencies, including changes in the ratings of debt and preferred stock, Entergy's ability to purchase and sell assets at attractive prices and on other attractive terms, changes in utility regulation and in regulation of the nuclear industry, the success of Entergy's strategies to reduce current tax payments, and the effects of litigation and weather.